UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Pinto, James J.
   366 Round Hill Road
   Greenwich, CT  06831
   USA
2. Issuer Name and Ticker or Trading Symbol
   Empire of Carolina, Inc.
   EMP
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   March 31, 1998
5. If Amendment, Date of Original (Month/Year)
   March 31, 1998
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Convertible Series A P|$1.25   |3/3/9|P   | |10,000     |A  |Immed|N/A  |Common Stock|80,000 |*      |880,000     |I  |Partner in T|
referred Stock        |        |8    |    | |           |   |iate |     |            |       |       |            |   |elcom Partne|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |rs, L.P.    |
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Warrants to Purchase C|$1.375  |3/3/9|P   | |10,000     |A  |Immed|5/6/0|Common Stock|10,000 |*      |2,688,752   |D  |            |
ommon Stock           |        |8    |    | |           |   |iate |3    |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
This amendment is being filed to correct an error in the ownership form of the 10,000 shares of Series A Preferred Stock purchased on March 3,
1998. These shares were purchase by Telcom Partners, L.P., a limited partnerhsip of which Mr. James Pinto is the sole general partner.
* $100,000 was paid in the aggregate for the purchase of the 10,000 shares of the Series A Preferred Stock and the 10,000 Warrants
SIGNATURE OF REPORTING PERSON
\s\ James Pinto
DATE
October 9, 1998